Exhibit 3.1.4

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ULTRATECH, INC.

The undersigned, Arthur W. Zafiropoulo and Bruce R. Wright, hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of Ultratech, Inc., a Delaware corporation (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 21, 1992 (at such time the name of the Corporation was UTS Acquisition Corporation). The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 6, 1993 and was amended by a Certificate of Amendment filed with the Secretary of State of Delaware on May 17, 1995, a Certificate of Designation filed with the Secretary of State of Delaware on February 13, 1997, a Certificate of Amendment filed with the Secretary of State of Delaware on June 17, 1998, and a Certificate of Amendment filed with the Secretary of State of Delaware on June 10, 2003.

3. The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the Corporation, as amended, by deleting Article VI and substituting therefor a new Article VI in the following form:

“ARTICLE VI

At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at the stockholders’ meeting called and held in accordance with the Delaware General Corporation Law. The directors of the corporation shall be divided into two classes as nearly equal in size as is practicable, hereby designated Class I and Class II. At each annual meeting of stockholders, directors to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the second succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. Notwithstanding the foregoing, the directors shall cease to be divided into classes as of the corporation’s annual meeting of stockholders held in or for 2011, and as a result, directors elected at the corporation’s annual meeting of stockholders in or for 2009 shall serve a two year term and directors elected at the corporation’s annual meeting of stockholders in or for 2010 shall serve a one year term, in each case expiring as of the 2011 annual meeting of stockholders. At each annual meeting of stockholders after and including the 2011 annual meeting, all directors shall be up for election at each annual meeting to serve a one-year term until the next annual meeting.

The number of directors which constitute the whole board of directors of the corporation shall be designated in the bylaws of the corporation. Vacancies occurring on the board of directors for any reason may be filled by vote of a majority of the remaining members of the board of directors, although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the corporation and until his or her successor shall have been duly elected and qualified.”

4. Except as modified hereby, the Amended and Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

5. Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

*    *    *

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on this 14th day of August, 2009.

/s/ Arthur W. Zafiropoulo
Arthur W. Zafiropoulo President

/s/ Bruce R. Wright
Bruce R. Wright Secretary

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